UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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VIVUS, Inc.
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On July 24, 2013, VIVUS, Inc., or VIVUS or the Company, filed with the Securities and Exchange Commission, or the SEC, a Current Report on Form 8-K, or the Form 8-K, announcing (i) the entry by the Company into a letter agreement with First Manhattan Co., or First Manhattan, and Peter Y. Tam on July 18, 2013, describing the timing requirements for Mr. Tam to receive severance under his Amended and Restated Change of Control and Severance Agreement in connection with the recent change in the majority of the Board and change in his job duties and responsibilities, (ii) officer and director resignations and appointments in connection with a settlement agreement by and between the Company and First Manhattan dated July 18, 2013 and (iii) an amendment to the Company’s Amended and Restated Bylaws (x) increasing the authorized number of directors from nine to eleven, effective as of July 18, 2013 and (y) authorizing the Board to authorize the chairman of a meeting of the stockholders to adjourn the meeting, whether or not a quorum is present.

A copy of the disclosure about the letter agreement, the officer and director resignations and appointments and the amended bylaws included in the Form 8-K is set forth below, and the letter agreement and the bylaw amendment have been filed as exhibits to the Form 8-K.  The Company intends to file with the SEC a supplement to its definitive proxy statement in connection with its 2013 Annual Meeting of Stockholders.

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. VIVUS intends to file with the SEC a supplement to such definitive proxy statement.  Stockholders are strongly advised to read VIVUS’s 2013 proxy statement, and the forthcoming supplement thereto, because they contain important information.  Stockholders may obtain a free copy of the 2013 proxy statement, the forthcoming supplement thereto and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.

On July 18, 2013, VIVUS, First Manhattan and Peter Y. Tam entered into a letter agreement (the “Letter Agreement”) in connection with the Amended and Restated Change of Control and Severance Agreement by and between the Company and Mr. Tam, effective as of July 1, 2013 (the “Severance Agreement”). In connection with the change in the majority of the Board and a material reduction or change in job duties and responsibilities, the Company and First Manhattan acknowledged and agreed (pursuant to the Settlement Agreement described below) that Mr. Tam would be entitled to terminate his employment for Good Reason (as defined in the Severance Agreement). Under the terms of the Letter Agreement, if Mr. Tam terminates his employment on or before January 18, 2014, such termination will be deemed to be a termination for Good Reason and Mr. Tam will be entitled to severance payments and benefits pursuant to the terms of the Severance Agreement. Between January 18, 2014 and July 18, 2015, Mr. Tam will be entitled to severance payments and benefits if he terminates his employment for Good Reason based on a material reduction or change in his then current job duties and responsibilities as of January 18, 2014 or if he terminates his employment for any other reason that constitutes Good Reason under the terms of the Severance Agreement.

Pursuant to the terms of the Settlement Agreement by and between the Company and First Manhattan as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K with the Securities and Exchange Commission on July 19, 2013 (the “Settlement Agreement”), the following resignations and appointments occurred:

Each of Charles J. Casamento, Ernest Mario, Ph.D., Linda M. Dairiki Shortliffe, M.D., Peter Y. Tam and Leland Wilson resigned as members of the board of directors of the Company (the “Board”), with such resignations effective as of 9:00 a.m. on July 19, 2013.  Such resignations were also effective with respect to (i) in the case of Mr. Casamento, his position on the Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee, (ii) in the case of Dr. Mario, his position on the Company’s Audit Committee and Compensation Committee and (iii) in the case of Dr. Shortliffe, her position on the Company’s Compensation Committee and Nominating and Governance Committee.

In connection with the Settlement Agreement, the Company appointed Michael James Astrue, Samuel F. Colin, M.D., Alexander J. Denner, Ph.D., Johannes J.P. Kastelein, David York Norton and Herman Rosenman as members of the Board effective as of 9:00 a.m. on July 19, 2013. The Board has not yet determined on which committees the new directors will serve.

None of the directors has any direct or indirect material interest in any transaction required to be disclosed under Item 404(a) of Regulation S-K.

In addition, Mr. Wilson tendered his resignation from his position as Chief Executive Officer effective as of 9:00 a.m. on July 19, 2013.

On July 22, 2013, pursuant to the Settlement Agreement, the Board appointed Anthony P. Zook, age 52, to serve as the Chief Executive Officer of the Company. From January 2010 to February 2013, Mr. Zook served as Executive Vice President for Global Commercial Operations at AstraZeneca plc, a public biopharmaceutical company. From January 2006 to January 2013, Mr. Zook served as the President and Chief Executive Officer of AstraZeneca plc’s North American division. From June 2007 to January 2010, Mr. Zook served as Executive Vice President of Global Marketing of AstraZeneca plc. From November 2008 to February 2010, he also served as the President of MedImmune Inc., the wholly-owned biologics subsidiary of AstraZeneca plc, where he also served as its Interim Chief Executive Officer and Interim Head. Since May 2013, he has served as a member of the board of directors of AltheRx, Inc., a private pharmaceutical company. From September 2009 to January 2010, he served as a member of the board of directors of Rib-X Pharmaceuticals, Inc., a private pharmaceutical company. He also currently serves as a member of the board for the Pennsylvania Division of the American Cancer Society, a member of the executive council for the National Pharmaceutical Council, a member of the board of trustees for the Healthcare Leadership Council, a member of the board of Frostburg University and an executive director of Bringing Hope Home. Mr. Zook holds a B.S. degree in Biology from Frostburg University and an A.A. degree in Chemical Engineering from Penn State University.

There are no family relationships between Mr. Zook and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed under Item 404(a) of Regulation S-K.

The Board intends to review and approve the compensation arrangements for Mr. Zook and the newly appointed members of the Board in an upcoming meeting of the Board or the Compensation Committee of the Board.

On July 18, 2013, the Board amended the Company’s Amended and Restated Bylaws to (i) increase the authorized number of directors from nine to eleven, effective as of July 18, 2013 and (ii) to authorize the Board to authorize the chairman of a meeting of the stockholders to adjourn the meeting, whether or not a quorum is present. If a quorum is initially present, the stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.